Exhibit 10.38

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to the Executive Employment Agreement dated December 24, 2003 (the “Employment Agreement”) shall become effective as of March             , 2004 (the “Amendment Effective Date”) by and between Neil P. Lichtman, who resides at 30981 Via Errecarte, San Juan Capistrano, CA 92675 (the “Executive”), and Comdial Corporation, a Delaware corporation having offices at 106 Cattlemen Road, Sarasota, Florida 34232 (the “Company”). Capitalized terms used in this Amendment shall have the same meanings set forth in the Employment Agreement.

WHEREAS, the Company and the Executive wish to continue the Executive’s employment with the Company on the terms set forth in the Employment Agreement, as modified below.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Chief Executive Officer.

(a) The first sentence of subsection 1(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The Company hereby engages the Executive as an employee holding the office of President and Chief Executive Officer, for the “Term” (as hereinafter defined), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.”

(b) The first sentence of subsection 1(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Throughout the Term hereunder, the Executive will devote such time as is reasonably necessary to the performance of his duties and shall not, without the written consent of the Chairman of the Board of Directors of the Company, render to others any service of any kind for compensation.”

(c) Subpart (vii) of subsection 2(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(vii) insubordinate disregard of any lawful direction given to the Executive by the Board;”

2. Base Salary. Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay to the Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (the “Base Salary”), which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, and shall be subject to applicable tax and payroll withholdings.”

3. Effectiveness. This Amendment shall be deemed effective as of Amendment Effective Date and shall not effect the terms of the Employment Agreement until such date.

4. Miscellaneous.

A. Agreement Amended. Subject to the provisions of this Section 4, this Amendment shall be deemed to be an amendment to the Employment Agreement. All references to the Employment Agreement in any other document, instrument, agreement or writing hereafter shall be deemed to refer to the Employment Agreement as amended hereby.

B. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Executive and the Company and their respective successors and assigns.

C. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties hereby have executed this Amendment as of the date written above.

COMDIAL CORPORATION

By:
Name:
Title:

THE EXECUTIVE

Neil P. Lichtman

2